Exhibit 5.1

United States Steel Corporation Law Department 600 Grant Street Pittsburgh, PA 15219-2800 412-433-2890 Fax: 412-433-2811 email: jjmoran@uss.com	John J. Moran Jr. Senior Counsel-Corporate

March 26, 2013

Board of Directors

United States Steel Corporation

600 Grant Street

Pittsburgh, PA 15219

Ladies and Gentlemen:

I am Senior Counsel - Corporate and Assistant Secretary of United States Steel Corporation, a Delaware corporation (hereinafter the “Corporation”), and have served as counsel to the Corporation in connection with the preparation of (A) the Registration Statement on Form S-3 filed on February 15, 2013 (hereinafter the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement relates to the possible sale from time to time of the following securities of the Corporation: (1) Senior Debt Securities and Subordinated Debt Securities (collectively, the “Debt Securities”), (2) Preferred Stock, (3) Depositary Shares (“Depositary Shares”), (4) shares of common stock, $1.00 par value per share (“Common Stock”), (5) Warrants to purchase Debt Securities, Depositary Shares, Preferred Stock or Common Stock, (6) Stock Purchase Contracts, or (7) Stock Purchase Units or any combination of the foregoing and (B) the related Prospectus dated February 15, 2013, as supplemented by the Prospectus Supplement dated March 20, 2013 relating to the offer and sale by the Company of $275,000,000 aggregate principal amount of 6.875% Senior Notes due 2021 (the “Notes”).

I am familiar with the Corporation’s Certificate of Incorporation and its By-laws. I have also examined, or caused those acting under my supervision to have examined, the Registration Statement, the Indenture dated as of May 21, 2007 between the Corporation and The Bank of New York Mellon, formerly known as The Bank of New York (the “Trustee”), as supplemented by the Sixth Supplemental Indenture dated as of March 26, 2013, pursuant to which the Notes will be issued (collectively, the “Indenture”), and such other records and documents, including certificates of government officials and corporate officers, that I have deemed necessary or desirable in rendering the opinion set forth below. In rendering such opinion, I have assumed (a) the documents reviewed and relied upon in giving the opinion are true and correct copies of the original documents, and the signatures on such documents are genuine; (b) the representations of officers and employees are correct as to questions of fact; (c) the persons identified as officers are actually serving as such and that any certificates representing the securities will be properly executed by one or more such persons; and (d) the persons executing the documents examined by counsel have the legal capacity to execute such documents.

United States Steel Corporation

March 26, 2013

Based upon the foregoing, I am of the opinion that the Notes constitute the legal, valid and binding obligations of the Corporation enforceable against it in accordance with and subject to the terms thereof and entitled to the benefits of the Indenture.

The opinion set forth above is qualified to the extent such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditor’s rights generally; (b) general equitable principles concerning specific performance and other equitable remedies; and (c) general matters of public policy including requirements of good faith and fair dealing.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement and the prospectus that forms a part thereof. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ John J. Moran Jr.

John J. Moran Jr.